Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Strive, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	(1)	Other	58,901,743	$5.15	$303,343,977.74	0.0001531	$46,441.96

Total Offering Amounts:						$303,343,977.74		46,441.96
Total Fee Offsets:								0.00
Net Fee Due:								$46,441.96

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Offering Note(s)

(1)	Amount registered represents shares of the Registrant’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), reserved for issuance under the Registrant’s Amended and Restated 2022 Equity Incentive Plan (the “Plan”) or underlying outstanding awards granted pursuant to the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

The proposed maximum offering price per unit is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on September 8, 2025.

The Registrant does not have any fee offsets